Exhibit 99.1

SYNCHRONY FINANCIAL
MONTHLY CHARGE-OFF AND DELINQUENCY STATISTICS
AS OF AND FOR EACH OF THE THIRTEEN MONTHS ENDED
(unaudited, $ in billions)

The following table provides monthly charge-off and delinquency statistics as of and for each of the thirteen months ended June 30, 2020.
The decreases in the over-30 day loan delinquencies as a percentage of period-end loan receivables (the “30+ delinquency rate”) at June 30, 2020 and in net charge-offs for the month ended June 30, 2020, each compared to the respective prior year period, reflect the impact of the sale of the Walmart consumer portfolio in October 2019. The reduction in the 30+ delinquency rate for the month ended June 30, 2020 was also driven by improvements in customer payment behavior.
In accordance with Synchrony’s credit and collection policies, forbearances to certain accounts in connection with the COVID-19 pandemic were granted. Those accounts receiving forbearance relief may not advance to the next delinquency cycle, including eventually to charge-off, in the same timeframe that would have occurred had the forbearance relief not been granted. Thus, delinquency data for the month ended March 31, 2020 and forward may be impacted by an increased amount of forbearances granted in connection with the COVID-19 pandemic.

	Jun 30, 2020	May 31, 2020	Apr 30, 2020	Mar 31, 2020	Feb 29, 2020	Jan 31, 2020	Dec 31, 2019	Nov 30, 2019	Oct 31, 2019	Sep 30, 2019	Aug 31, 2019	Jul 31, 2019	Jun 30, 2019

Period-end loan receivables	$78.3	$78.4	$78.9	$82.5	$83.8	$85.2	$87.2	$84.3	$83.6	$83.2	$83.1	$82.6	$81.8
Average loan receivables, including held for sale	$77.9	$78.0	$80.2	$82.9	$84.4	$85.9	$86.8	$83.8	$85.5	$91.1	$90.6	$89.9	$89.5

30+ days past due as a % of period-end loan receivables	3.1%	3.6%	4.1%	4.2%	4.5%	4.5%	4.4%	4.6%	4.5%	4.5%	4.4%	4.4%	4.4%
Adjustment to exclude Walmart portfolio(1)	—%	—%	—%	—%	—%	—%	—%	—%	—%	(0.1)%	(0.2)%	(0.3)%	(0.4)%
Core 30+ delinquency rate(1)	3.1%	3.6%	4.1%	4.2%	4.5%	4.5%	4.4%	4.6%	4.5%	4.4%	4.2%	4.1%	4.0%

Net charge-offs (annualized) as a % of average loan receivables, including held for sale(2)	5.3%	4.6%	6.1%	5.7%	5.4%	5.0%	5.7%	4.8%	4.9%	5.3%	5.4%	5.4%	5.4%
Recovery adjustment(3)	(0.2)%	0.5%	(0.2)%	(0.1)%	(0.1)%	0.2%	(0.3)%	0.1%	0.2%	—%	(0.1)%	—%	0.1%
Adjusted net charge-offs as a % of average loan receivables, including held for sale(4)	5.1%	5.1%	5.9%	5.6%	5.3%	5.2%	5.4%	4.9%	5.1%	5.3%	5.3%	5.4%	5.5%

(1) Core 30+ delinquency rate is a non-GAAP financial measure. This measure represents the Company’s 30+ days past due loan receivables as a percentage of period-end loan receivables, adjusted to exclude the delinquent accounts related to the Walmart portfolio and the effects of the reclassification of loan receivables related to the Walmart portfolio to loan receivables held for sale in 2019. The loan receivables held for sale did not include certain loan receivables we expected to charge-off prior to the sale date, leading to a temporary increase in our delinquency metrics in 2019. We believe the presentation of this measure is useful to investors as it represents the measure more indicative of the performance of our ongoing credit programs for the periods presented.
(2) Charge-offs are executed on charge-off cycle dates which occur on various days during each calendar month. The number of different charge-off cycle dates in each month varies based on such factors as the calendar and the timing of billing cycles. As a result, the amount of charged-off loan receivables can vary between monthly periods with no corresponding change in the performance of the portfolio. The following table sets forth the number of different charge-off cycle dates for our consumer credit card loan receivables, which represent greater than 95% of total period end loan receivables at June 30, 2020, for the calendar months indicated.
	2019	2020
January	28	28
February	28	26
March	28	30
April	28	28
May	28	28
June	28	28
July	29	28
August	27	28
September	28	29
October	28	25
November	26	30
December	30	28
(3) Represents adjustment to allocate recoveries, including debt sales, evenly across the three calendar months of each respective quarterly reporting period. The adjustments for periods other than for the last month of each calendar quarter incorporate estimated recoveries for the applicable full quarterly reporting period. Such estimates are subject to change within each applicable quarter and may differ from actual quarterly results.
(4) Adjusted net charge-offs represent a non-GAAP financial measure. Adjusted net charge-offs as a % of average loan receivables, including held for sale, represent the Company's net charge-off rate for each month including the 'recovery adjustment' defined above. We believe the presentation of this measure is useful to investors as it represents a monthly measure which is more indicative of both our quarterly and annual net charge-off rates.
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